EXHIBIT 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

DUNXIN FINANCIAL HOLDINGS LIMITED
(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of registrant’s name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Ordinary shares, par value $0.00005 per share(5)
	Equity	Preferred shares
	Other	Warrants
	Other	Subscription rights
	Other	Units
	Unallocated (Universal) Shelf	-	Rule 457(o)			$300,000,000	$0.0000927	$27,810(4)
Fees Previously Paid	-	-	-	-	-	-		-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-
	Total Offering Amounts					$300,000,000		$27,810(4)
	Total Fees Previously Paid							27,810(4)
	Total Fee Offsets							-
	Net Fee Due							$0

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.C. of Form F-3.

(2)

The registrant is hereby registering an indeterminate number of securities of each identified class as may from time to time be offered at unspecified prices or upon conversion, exchange or exercise of securities registered hereunder to the extent such securities are, by their terms, exercisable for, such securities. The maximum aggregate offering price of all securities covered by this registration statement will not exceed $300,000,000 or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of US$300,000,000. The registrant has estimated the proposed maximum aggregate offering price solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The securities registered hereunder include securities that may be purchased by underwriters to cover over-allotments, if any. In addition, pursuant to Rule 416 under the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of share subdivision or consolidation, share dividends, or similar transactions.

(3)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

(4)	Previously paid.

(5)

Each American Depositary Share represents the right to receive forty-eight (48) ordinary shares. Ordinary shares may be in the form of American Depositary Shares. American Depositary Shares issuable on deposit of the ordinary shares registered hereby have been registered under the Registration Statement on Form F-6, which was initially filed with the Securities and Exchange Commission on November 8, 2010, and was amended on November 25, 2014, December 15, 2017 and March 5, 2018, respectively.